NEWS RELEASE

H. Patrick Dee
Chief Operating Officer
(505) 241-7102

Christopher C. Spencer
Chief Financial Officer
(505) 241-7154

FIRST STATE REPORTS RECORD QUARTERLY NET INCOME
AS TOTAL ASSETS GROW 16%

Albuquerque, NM—October 18, 2004—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced third quarter 2004 earnings of $4.1 million, compared to $4.0 million for the third quarter of 2003, an increase of 2%. For the nine months ended September 30, 2004, net income was $11.0 million compared to $11.2 million for the nine months ended September 30, 2003, a decrease of 2%. Earnings per share were $0.53 per diluted share for the third quarter of 2004 compared to $0.53 per diluted share for the third quarter of 2003. For the nine months ended September 30, 2004, earnings per share were $1.43 per diluted share compared to $1.48 per diluted share for the nine months ended September 30, 2003.

“We continue to experience solid loan and deposit growth in both New Mexico and Colorado,” stated Michael R. Stanford, President and Chief Executive Officer. “Our investment in the Colorado market is beginning to produce the results we anticipated,” continued Stanford.

“We are pleased with the talent that we have been able to attract in our Colorado locations and we will continue to focus on building around the infrastructure we have established,” continued Stanford.

At September 30, 2004, total assets increased $246 million, loans increased $153 million, investment securities increased $86 million, and deposits increased $212 million over September 30, 2003. First State’s total assets increased 16% from $1.518 billion at September 30, 2003, to $1.763 billion at September 30, 2004. Loans increased 13% from $1.150 billion at September 30, 2003, to $1.304 billion at September 30, 2004. Investment securities increased 42% from $204 million at September 30, 2003, to $290 million at September 30, 2004. Total deposits grew 18% from $1.156 billion at September 30, 2003, to $1.369 billion at September 30, 2004. Non-interest bearing deposits grew to $298 million at September 30, 2004, from $249 million at September 30, 2003, while interest bearing deposits grew to $1.071 billion at September 30, 2004 from $907 million at September 30, 2003.

Net interest income was $17.5 million for the third quarter of 2004 compared to $15.6 million for the same quarter of 2003. For the nine months ended September 30, 2004 and 2003, net interest income was $50.7 million and $44.8 million, respectively. First State’s net interest margin was 4.45% and 4.61% for the third quarters of 2004 and 2003, respectively. The net interest margin was 4.44% and 4.61% for the nine months ended September 30, 2004 and 2003, respectively. The net interest margin increased in the third quarter by .06% over the second quarter of 2004 due primarily to rate increases made by the Federal Reserve Bank, which took effect in the third quarter and First State’s asset sensitive position.

First State’s provision for loan losses was $1.2 million for the third quarter of 2004 compared to $1.6 million for the same quarter of 2003. First State’s allowance for loan losses was 1.15% and 1.16% of total loans at September 30, 2004, and September 30, 2003, respectively. The provision for loan losses for the nine months ended September 30, 2004 was $3.5 million compared to $4.0 million for the nine months ended September 30, 2003. The ratio of allowance for loan losses to non-performing loans was 200% at September 30, 2004 compared to 128% at September 30, 2003. Non-performing assets equaled 0.53% of total assets at September 30, 2004 compared to 0.78% at September 30, 2003.

FSNM – Third Quarter Results
October 18, 2004
Page Two

“We are very pleased with the reduction in our non-performing assets during the third quarter,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Our loan delinquency rates continue to be very moderate and virtually all of our asset quality indicators are improving,” continued Dee.

Non-interest income for the third quarter of 2004 was $3.8 million compared to $3.7 million for the third quarter of 2003, an increase of 2%. Non-interest income for the nine months ended September 30, 2004 was $10.8 million compared to $11.3 million for the nine months ended September 30, 2003. Credit and debit card transaction fees increased by $259,000 from the third quarter of 2003 and by $460,000 over the first nine months of 2003 as volumes continued to increase. Effective September 16, 2004, the merchant card portfolio was sold to an unrelated third party for $500,000, plus contingent future amounts subject to customer retention percentages payable in 2005 and 2006. The resulting gain on the sale of the merchant card business of approximately $500,000 is being amortized over the 10-year term of a revenue sharing agreement signed with the purchaser. Gain on sale of mortgage loans in the third quarter of 2004 decreased by $185,000 from the third quarter of 2003, and gains from the first nine months of 2004 decreased $1.2 million over the first nine months of 2003 reflecting a lower level of refinancing activity. Service charges on deposit accounts increased approximately $38,000 over the third quarter of 2003 and approximately $138,000 over the first nine months of 2003.

Non-interest expenses were $13.9 million and $12.1 million for the quarters ended September 30, 2004 and 2003, respectively and represent an increase of $1.8 million or 15%. Salaries and employee benefits increased $1.2 million, occupancy increased $319,000, equipment-related expenses increased $179,000, and other non-interest expenses increased $116,000 over the third quarter of 2003. Non-interest expenses for the nine months ended September 30, 2004 were $40.9 million compared to $34.9 million for the nine months ended September 30, 2003. Salaries and employee benefits increased $2.1 million, occupancy increased $1.3 million, equipment related expenses increased $556,000, and other non-interest expenses increased $2.0 million over the first nine months of 2003. Included in salaries and benefits in the third quarter of 2004 is a charge of $170,000 related to the settlement of an employment agreement.

Income tax expense for the third quarter of 2004 was $2.1 million compared to $1.6 million for the third quarter of 2003, representing effective tax rates of approximately 34.2% and 28.9%, respectively. Income tax expense for the nine months ended September 30, 2004 was $6.1 million compared to $6.0 million for the nine months ended September 30, 2003, representing effective tax rates of approximately 35.7% and 34.9%, respectively. The lower tax rate in the quarter ended September 30, 2004 compared to the tax rate for the nine months in 2004 is due to a benefit recorded in the third quarter of $168,000 related to finalizing the 2003 tax return in September. A similar benefit was recorded in the third quarter of 2003 of $170,000 in addition to a benefit of $216,000 representing an increase in the rate at which deferred tax assets are carried.

In conjunction with its third quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, October 18, 2004 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning October 18, 2004 through October 29, 2004 at www.fsbnm.com, Investor Relations.

On Friday, October 15, 2004, First State’s Board of Directors declared its regular quarterly dividend of $0.12 per share. The dividend will be paid to shareholders of record on November 10, 2004, payable December 8, 2004.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services to customers from a total of 31 branches located in New Mexico, Colorado, and Utah. On Friday, October 15, 2004, First State’s stock closed at $31.78 per share.

FSNM — Third Quarter Results
October 18, 2004
Page Three

SELECTED FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)
(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
INCOME STATEMENT HIGHLIGHTS
Interest income	$23,522	$21,137	$68,086	$61,865
Interest expense	5,993	5,498	17,393	17,056

Net interest income	17,529	15,639	50,693	44,809
Provision for loan losses	(1,190)	(1,645)	(3,460)	(3,963)

Net interest income after provision for loan losses	16,339	13,994	47,233	40,846
Non-interest income	3,819	3,736	10,800	11,301
Non-interest expense	13,900	12,060	40,891	34,886

Income before income taxes	6,258	5,670	17,142	17,261
Income tax expense	2,139	1,637	6,128	6,031

Net income	$4,119	$4,033	$11,014	$11,230

Basic earnings per share	$0.54	$0.54	$1.44	$1.51
Diluted earnings per share	$0.53	$0.53	$1.43	$1.48
Weighted average basic shares outstanding	7,665,028	7,511,874	7,650,717	7,439,057
Weighted average diluted shares outstanding	7,717,867	7,619,755	7,712,049	7,573,864

	September 30, 2004	December 31, 2003	September 30, 2003
BALANCE SHEET HIGHLIGHTS
Total assets	$1,763,233	$1,646,739	$1,517,674
Loans receivable, net	1,303,707	1,217,364	1,150,230
Investment securities	289,934	235,120	204,003
Deposits	1,368,530	1,195,875	1,156,278
Borrowings	177,017	249,322	155,296
Shareholders’ equity	$141,842	$132,441	$129,670
Book value per share	$18.54	$17.42	$17.15
Tangible book value per share	$12.79	$11.63	$11.32

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
FINANCIAL RATIOS:
Return on average assets	0.95%	1.08%	0.88%	1.05%
Return on average equity	11.71%	12.50%	10.71%	12.07%
Efficiency ratio	65.11%	62.25%	66.50%	62.17%
Operating expenses to average assets	3.21%	3.22%	3.26%	3.25%
Net interest margin	4.45%	4.61%	4.44%	4.61%
Average equity to average assets	8.13%	8.62%	8.20%	8.68%
Leverage ratio	8.03%	7.99%	8.03%	7.99%
Total risk based capital ratio	10.65%	11.02%	10.65%	11.02%

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
NON-INTEREST INCOME:
Service charges on deposit accounts	$1,118	$1,080	$3,303	$3,165
Other banking service fees	203	312	582	896
Credit and debit card transaction fees	1,279	1,020	3,436	2,976
Gain on sale or call of investment securities	79	—	315	33
Gain on sale of mortgage loans	734	919	1,829	2,994
Check imprint income	144	148	423	418
Other	262	257	912	819

	$3,819	$3,736	$10,800	$11,301

FSNM — Third Quarter Results
October 18, 2004
Page Four

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
NON-INTEREST EXPENSE:
Salaries and employee benefits	$6,432	$5,206	$17,773	$15,675
Occupancy	1,952	1,633	5,735	4,395
Data processing	767	592	2,164	1,707
Credit and debit card interchange	571	418	1,499	1,228
Equipment	1,087	908	3,194	2,638
Legal, accounting, and consulting	316	273	955	872
Marketing	534	646	1,742	1,575
Telephone	277	375	901	1,070
Supplies	201	171	614	571
Delivery	186	256	689	760
Other real estate owned	42	82	299	237
FDIC insurance premiums	46	43	135	130
Check imprint expense	137	138	409	391
Amortization of intangibles	27	29	83	86
Loss on sale of loans	—	—	435	—
Other	1,325	1,290	4,264	3,551

	$13,900	$12,060	$40,891	$34,886

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
AVERAGE BALANCES:
Assets	$1,720,939	$1,485,118	$1,674,238	$1,433,997
Earning assets	1,567,389	1,346,048	1,526,524	1,300,173
Loans	1,285,374	1,140,750	1,264,397	1,082,445
Investment securities	275,349	199,399	255,778	199,165
Deposits	1,334,229	1,144,425	1,270,557	1,121,036
Equity	139,907	128,024	137,369	124,425

	September 30, 2004		December 31, 2003		September 30, 2003
LOANS:
Commercial	$160,602	12.2%	$160,261	13.0%	$125,052	10.7%
Real estate — commercial	633,262	48.0%	577,835	46.9%	562,595	48.3%
Real estate – one- to four-family	293,867	22.3%	338,272	27.5%	320,445	27.6%
Real estate — construction	188,520	14.3%	116,725	9.5%	111,875	9.6%
Consumer and other	29,148	2.2%	30,736	2.5%	31,397	2.7%
Mortgage loans available for sale	13,419	1.0%	7,656	0.6%	12,337	1.1%

Total	$1,318,818	100.0%	$1,231,485	100.0%	$1,163,701	100.0%

	September 30, 2004		December 31, 2003		September 30, 2003
DEPOSITS:
Non-interest bearing	$297,868	21.8%	$269,569	22.5%	$248,569	21.5%
Interest bearing demand	239,777	17.4%	199,792	16.7%	194,931	16.8%
Money market savings accounts	229,745	16.8%	157,887	13.2%	154,424	13.4%
Regular savings	68,119	5.0%	62,981	5.3%	60,732	5.3%
Certificates of deposit less than $100,000	227,024	16.6%	238,390	19.9%	250,759	21.7%
Certificates of deposit greater than $100,000	305,997	22.4%	267,256	22.4%	246,863	21.3%

Total	$1,368,530	100.0%	$1,195,875	100.0%	$1,156,278	100.0%

FSNM — Third Quarter Results
October 18, 2004
Page Five

	September 30, 2004	December 31, 2003	September 30, 2003
ALLOWANCE FOR LOAN LOSSES:
Balance beginning of period	$14,121	$11,838	$11,838
Provision for loan losses	3,460	5,543	3,963
Net charge-offs	(2,470)	(3,260)	(2,330)

Balance end of period	$15,111	$14,121	$13,471

Allowance for loan losses to total loans	1.15%	1.15%	1.16%
Allowance for loan losses to non-performing loans	200%	113%	128%

	September 30, 2004	December 31, 2003	September 30, 2003
NON-PERFORMING ASSETS:
Accruing loans – 90 days past due	$9	$13	$15
Non-accrual loans	7,534	12,515	10,516

Total non-performing loans	7,543	12,528	10,531
Other real estate owned	1,756	1,557	1,334

Total non-performing assets	$9,299	$14,085	$11,865

Total non-performing assets to total assets	0.53%	0.86%	0.78%

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include fluctuations in interest rates, inflation, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, competition’s responses to the Company’s marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligation to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.